Exhibit 99.1

Press Release Dated January 20, 2016

NEWS RELEASE

January 20, 2016

Farmers Capital Bank Corporation Announces Fourth Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.6 million or $.48 per common share and $15.0 million or $1.95 per common share for the fourth quarter and twelve months ended December 31, 2015, respectively. Net income for the current quarter is down $248 thousand or 6.5% compared with the linked quarter, a decrease of $.03 per common share. Net income for the current quarter is down $574 thousand or 13.8% when compared to the fourth quarter of 2014. In the twelve month comparison, net income is down $1.5 million or 8.9%. On a per common share basis, net income decreased $.03 or 5.9% when compared to the prior-year fourth quarter and increased $.01 or 0.5% in the twelve-month comparison. The Company’s redemption of its preferred shares beginning in the second quarter of 2014 has positively impacted net income available to common shareholders in the comparisons to 2014.

Summary

Linked Quarter Comparison		Twelve Month Comparison
●	Net income down $248 thousand or 6.5%	●	Net income down $1.5 million or 8.9%
●	Nonperforming assets down $1.2 million or 2.1% to $54.1 million	●	Nonperforming assets down $13.9 million or 20.4%
●	Net interest income up $89 thousand or 0.7%	●	Net interest income down $1.6 million or 3.0%
●	Net interest margin 3.26% compared to 3.25%	●	Net interest margin 3.29% compared to 3.37%
●	Credit to provision for loan losses of $722 thousand compared to $898 thousand	●	Credit to provision for loan losses of $3.4 million compared to $4.4 million
●	Net other real estate expenses up $413 thousand or 158% to $675 thousand	●	Net other real estate expenses down $3.6 million or 67.9% to $1.7 million
●	Loans (net of unearned income) up $24.1 million or 2.6% to $959 million	●	Loans (net of unearned income) up $27.3 million or 2.9%
●	Shareholders equity up $2.1 million or 1.2%	●	Shareholders’ equity up $2.8 million or 1.6%
● Preferred stock redeemed during 2015: $10.0 million
		●	Tangible book value per common share up $1.74 or 8.0%

“We had a strong quarter of loan growth, where net loans increased $24.1 million or 2.6%. On an annualized basis, this represents 10.3%,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “This marks the third successive quarterly increase and the largest single quarter of growth since the fourth quarter of 2007. While we continue to maintain our strong underwriting standards, current loan demand continues to be encouraging.”

“Nonperforming assets continue to improve, and are down $1.2 million or 2.1% for the quarter and $13.9 million or 20.4% from a year ago,” continues Mr. Hillard. “We have no loans that are ninety days or more past due and still accruing, and our performing restructured loans comprise 74% of our nonperforming loans.”

Farmers Capital Bank Corporation   *   Page 1 of 7

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Nonaccrual loans	$8,380	$8,201	$9,921	$11,113	$11,508
Loans 90 days or more past due and still accruing	-	-	-	2	-
Restructured loans	23,831	24,155	24,272	25,833	24,429
Total nonperforming loans	32,211	32,356	34,193	36,948	35,937

Other real estate owned	21,843	22,868	26,214	29,700	31,960
Other foreclosed assets	-	-	39	66	52
Total nonperforming assets	$54,054	$55,224	$60,446	$66,714	$67,949

Ratio of total nonperforming loans to total loans (net of unearned income)	3.4%	3.5%	3.7%	4.0%	3.9%
Ratio of total nonperforming assets to total assets	3.0	3.1	3.5	3.7	3.8

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at September 30, 2015	$8,201	$24,155	$22,868
Additions	1,274	-	-
Principal paydowns	(684)	(324)	-
Transfers to performing status	-	-	-
Transfers to other real estate owned and other changes, net	(205)	-	240
Charge-offs/write-downs	(206)	-	(506)
Proceeds from sales	-	-	(700)
Net loss on sales	-	-	(59)
Balance at December 31, 2015	$8,380	$23,831	$21,843

Nonperforming loans decreased $145 thousand or 0.4% during the quarter. Nonaccrual loans increased $179 thousand or 2.2% driven by one credit relationship secured mainly by commercial real estate. The decrease of $1.0 million or 4.5% in other real estate owned is due to a combination of sales activity and impairment charges to adjust carrying amounts to their estimated fair value less cost to sell. Other real estate owned has decreased $10.1 million or 31.7% compared to a year earlier and is at the lowest level since third quarter of 2009.

The allowance for loan losses was $10.3 million or 1.08% of loans outstanding at December 31, 2015. At September 30, 2015 and year-end 2014, the allowance for loan losses was $11.3 million or 1.21% and $14.0 million or 1.50% of net loans outstanding, respectively. Net loan charge-offs were $240 thousand in the current three months compared with $24 thousand in the linked quarter. Net charge-offs as a percentage of outstanding loans were 0.03% for the current quarter.

Fourth Quarter 2015 Compared to Third Quarter 2015

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Net income was $3.6 million or $.48 per common share for the fourth quarter of 2015, a decrease of $248 thousand or $.03 per common share compared to the linked quarter. The decrease in net income is primarily attributed to higher net other real estate expenses of $413 thousand or 158%. The credit to the provision for loan losses decreased $176 thousand or 19.6% and noninterest income decreased $116 thousand or 2.0%. Net interest income increased $89 thousand or 0.7%. Income tax expense decreased $359 thousand or 24.9%.

●

The increase in net interest income of $89 thousand is due to a combination of higher interest income of $49 thousand or 0.3% and lower interest expense of $40 thousand or 1.9%. Interest income on investment securities increased $42 thousand or 1.3%. Interest expense on deposits decreased $47 thousand or 6.5% in the comparison.

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Net interest margin was 3.26% for the current quarter, an increase of one basis points from 3.25% in the linked quarter. Net interest spread was 3.10% and 3.09% in the current and linked quarters, respectively. Overall cost of funds decreased one basis points to 0.67%.

Farmers Capital Bank Corporation   *   Page 2 of 7

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The Company recorded a credit to the provision for loan losses of $722 thousand and $898 thousand for the current and linked quarter, respectively. Overall credit quality trends remain positive and continue to improve. As a percentage of total loans, nonperforming loans, early stage delinquencies, and loans graded as substandard or below are all at their lowest level in at least the last six years. Historical loss rates improved as $5.9 million of net charge-offs from the fourth quarter of 2011 rolled out of the sixteen quarter look-back period and was replaced by the current quarter net charge-offs of $240 thousand. Net charge-offs increased in the linked quarter comparison but continue to be at recent historical lows.

●

While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of decreases to the historical loss rates.

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Noninterest income was $5.6 million for the current quarter, a decrease of $116 thousand or 2.0% in the comparison. The decrease in noninterest income is mainly attributed to lower trust income of $115 thousand or 17.2%, and lower allotment processing fees of $103 thousand or 9.7%. Trust income decreased mainly due to lower managed asset values related to market value declines. The decrease in allotment processing fees is related to lower processing volume. Partially offsetting those decreases were higher nondeposit service charges, commissions, and fees of $47 thousand or 3.3% and higher net gains on the sale of mortgage loans of $46 thousand or 20.9%. The increase in nondeposit service charges, commissions, and fees was driven by higher insurance premium income of $97 thousand due to the timing of a large policy renewal. Net gains on the sale of mortgage loans in the current quarter includes $131 thousand related to two larger-balance commercial loans.

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Noninterest expenses were $14.7 million, an increase of $404 thousand or 2.8%. The increase was driven by higher expenses related to repossessed real estate and salaries and employee benefits of $413 thousand or 158% and $288 thousand or 3.7%, respectively. These were partially offset by lower legal fees and deposit insurance expense of $142 thousand or 48.6% and $62 thousand or 15.6%, respectively.

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The increase in expenses related to repossessed real estate is mainly due to higher impairment charges of $477 thousand partially offset by a decrease in the net loss from property sales of $79 thousand or 57.2%. The increase in salaries and employee benefits was due to higher salaries and related payroll taxes of $456 thousand, including the accrual of discretionary bonuses at year-end to certain key employees of $231 thousand. Offsetting the increase in salaries and related payroll taxes is lower employee benefits of $167 thousand due to claims activity related to the Company’s self-funded health insurance plan.

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Legal fees were higher in the linked quarter due to fees related to previously identified problem loan activity in the normal course of business. The reduction in deposit insurance expense is due to further improvement in the risk ratings at the Company’s subsidiary banks, which is used in the determination of the amount payable.

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Income tax expense was $1.1 million for the current quarter, a decrease of $359 thousand or 24.9% compared with $1.4 million for the linked quarter. The effective income tax rates were 23.2% and 27.3% for the current and linked quarter, respectively. The decrease in the effective income tax rate is mainly attributed to lower pretax income, made up by a higher mix of tax-exempt versus taxable sources of revenue and tax benefits related to the Company’s captive insurance subsidiary.

Fourth Quarter 2015 Compared to Fourth Quarter 2014

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Net income was $3.6 million for the fourth quarter of 2015, a decrease of $574 thousand or 13.8% compared to the fourth quarter of 2014. On a per common share basis, net income was $.48, down $.03 or 5.9%. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends by $377 thousand in the comparison. The preferred share redemptions took place in three separate transactions of 10,000 shares each, beginning in the second quarter of 2014 and concluding in June 2015.

●

The decrease in net income is primarily attributed to a lower credit to the provision for loan losses of $850 thousand or 54.1%, lower net interest income of $276 thousand or 2.1%, and lower noninterest income of $194 thousand or 3.4%. Income tax expense decreased $657 thousand or 37.8%.

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The $276 thousand decrease in net interest income was driven by lower interest income of $499 thousand or 3.2%, which offset a reduction in interest expense of $223 thousand or 9.5%. Interest income on loans and investment securities decreased $261 thousand or 2.1% and $255 thousand or 7.4%, respectively. Interest expense on deposits decreased $238 thousand or 26.0% in the comparison.

Farmers Capital Bank Corporation   *   Page 3 of 7

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Net interest margin was 3.26% for the current quarter, down six basis points compared with 3.32% a year earlier. Net interest spread was 3.10% and 3.16% in the current and year-ago quarters, respectively. Overall cost of funds decreased five basis points to 0.67%.

●

The Company recorded a credit to the provision for loan losses of $722 thousand and $1.6 million for the current and year-ago quarters, respectively. The credit to the provision is attributed to continuing improvement in the credit quality of the loan portfolio. The lower credit to the provision is mainly driven by a greater decline in watch list and impaired loans in the year-ago quarter compared to the current quarter combined with an increase in loans during the current quarter compared to a decrease in the prior-year quarter. As a percentage of total loans, nonperforming loans, early stage delinquencies, and loans graded as substandard or below are all at their lowest level in at least the last six years. Historical loss rates continue to improve as a result of lower recent charge-off activity.

●

Noninterest income was $5.6 million, down $194 thousand or 3.4% in the comparison. The decrease was driven mainly by lower allotment processing fees of $256 thousand or 21.0% and lower trust income of $136 thousand or 19.8%, partially offset by higher nondeposit service charges, commissions, and fees of $191 thousand or 14.7% and an increase in net gains on the sale of mortgage loans of $119 thousand or 81.0%. The year-ago quarter also included a nonrecurring receipt of $113 thousand related to a legal settlement.

●

Allotment processing fees are down due to lower volume. The decrease in trust income is mainly attributable to an unusually large nonrecurring estate fee of $162 thousand in the year-ago quarter, partially offset by a nonrecurring fee of $58 thousand in the current quarter. The increase in nondeposit service charges, commissions, and fees was driven by higher insurance premium income of $98 thousand due to the timing of a large policy renewal. Net gains on the sale of mortgage loans in the current quarter includes $131 thousand related to two larger-balance commercial loans.

●

Noninterest expenses were $14.7 million for the current quarter, a decrease of $89 thousand or 0.6%. The decrease was driven by lower expenses related to repossessed real estate of $667 thousand or 49.7%, offset by higher salaries and employee benefit expenses of $522 thousand or 6.9%.

●

Repossessed real estate expenses decreased as a result of lower development, maintenance, and operating costs of $450 thousand or 80.4%, a lower net loss from property sales of $171 thousand or 74.3%, and lower impairment charges of $46 thousand or 8.3% compared to the prior year fourth quarter. The increase in salaries and employee benefits was driven by higher salaries and related payroll taxes of $450 thousand or 7.2%, including the accrual of discretionary bonuses at year-end to certain key employees of $231 thousand.

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Income tax expense was $1.1 million for the current quarter, a decrease of $657 thousand or 37.8% compared to $1.7 million for the fourth quarter of 2014. The effective income tax rates were 23.2% and 29.5% for the current and year-ago quarters, respectively. The decrease in the effective income tax rate is mainly attributed to lower pretax income, made up by a higher mix of tax-exempt versus taxable sources of revenue and tax benefit related to the Company’s captive insurance subsidiary.

Twelve-month Comparison

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Net income was $15.0 million for the twelve months ended December 31, 2015, a decrease of $1.5 million or 8.9% compared to a year earlier. On a per common share basis, net income was $1.95, up $.01 or 0.5%. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends by $1.5 million in the comparison. The preferred share redemptions took place in three separate transactions of 10,000 shares each, beginning in the second quarter of 2014 and concluding in June 2015.

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The decrease in net income is primarily attributed to lower net interest income of $1.6 million or 3.0%, lower noninterest income of $1.1 million or 4.6%, and a decrease in the credit to the provision for loan losses of $935 thousand or 21.4%. These amounts were partially offset by a decrease in noninterest expenses of $1.3 million or 2.2%. Income tax expense decreased $806 thousand or 13.2%.

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The decrease in net interest income was driven by lower interest income of $3.1 million or 4.8%, which more than offset a reduction in interest expense of $1.5 million or 14.9%. Interest income on loans and investment securities decreased $2.0 million or 4.0% and $1.2 million or 8.1%, respectively. Interest expense on deposits decreased $1.3 million or 30.4%.

Farmers Capital Bank Corporation   *   Page 4 of 7

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Net interest margin was 3.29% for 2015 compared to 3.37% for 2014. Net interest spread was 3.14% and 3.21%, down seven basis points from a year ago. Overall cost of funds decreased nine basis points to 0.68%.

●

The Company recorded a credit to the provision for loan losses of $3.4 million and $4.4 million for 2015 and 2014, respectively. The credit is due to the continued improvement in the credit quality of the loan portfolio. Early stage delinquencies, nonperforming loans, and watch list loans each have declined in the comparison. The ratio of nonperforming loans to total loans is at the lowest level since the first quarter of 2009. The Company includes accruing restructured loans as a component of its total nonperforming loans. Such loans make up 74.0% of total nonperforming loans at year-end 2015. Each category of nonperforming loans showed improvement during 2015, led by a decline in nonaccrual loans of $3.1 million or 27.2%.

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Noninterest income was $22.2 million, a decrease of $1.1 million or 4.6%. The decrease was driven mainly by lower allotment processing fees of $693 thousand or 13.8% due to lower volume. The Company recorded income of $358 thousand related to its tax credit partnerships in 2014 and no income related to the partnerships in 2015. Income from company-owned life insurance decreased $294 thousand or 23.9% primarily due to a tax-free death benefit received during 2014 that exceeded the cash surrender value by $276 thousand. Service charges and fees on deposits decreased $211 thousand or 2.7% primarily due to lower overdraft fees of $351 thousand or 7.7% related to volume declines. All other services charges and fees on deposits increased $140 thousand or 4.3% net. Trust fees were down $195 thousand or 7.6%, driven by unusually large nonrecurring estate fees of $412 thousand during the prior year, offset by nonrecurring fees of $131 thousand in the current year.

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The most significant components of noninterest income to increase include net gains on the sale of mortgage loans of $334 thousand or 68.2%. Net gains on the sale of mortgage loans in the current quarter includes $131 thousand related to two larger-balance commercial loans, while the prior year includes a nonrecurring loss of $92 thousand, made up of a $46 thousand loss related to a group of loans reclassified from held for sale to held for investment and a group of loans sold for a loss of $46 thousand. Nondeposit service charges, commissions, and fees increased $297 thousand or 5.7%, driven by higher interchange fees of $169 thousand or 5.7% due to higher transaction volume. The Company recorded a net gain on the sale of investment securities of $171 thousand in the current period compared to a net loss of $63 thousand for the prior year period. The net loss in the prior year was driven by $95 thousand related to municipal bonds called prior to maturity related to Federal budget sequestration events and the Build America Bond program.

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Noninterest expenses were $58.0 million, a decrease of $1.3 million or 2.2%. The most significant components impacting noninterest expense include a decrease in expenses related to repossessed real estate of $3.6 million or 67.9%, and lower deposit insurance expense of $210 thousand or 12.0%, partially offset by an increase in salaries and employee benefits of $2.2 million or 7.5% and higher data processing and communication expense of $269 thousand or 6.7%.

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The decrease in expenses related to repossessed real estate properties is a result of lower impairment charges of $1.5 million or 58.1%, lower development, operating, and maintenance expenses of $1.5 million or 78.1%, and lower net loss on property sales of $588 thousand or 75.8%. Deposit insurance expense is lower mainly due to the improved risk ratings resulting from improved financial condition at the Company’s subsidiary banks.

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Salaries and related payroll taxes increased $1.3 million or 5.5% in the twelve-month comparison. Employee benefits increased $911 thousand or 17.1%, driven mainly by claims activity related to the Company’s self-funded health insurance plan and an increase in the actuary-determined postretirement benefit expense. Data processing and communication expense increased mainly due to higher costs related to technology updates in the normal course of business.

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Income tax expense was $5.3 million for 2015, a decrease of $806 thousand or 13.2% compared with $6.1 million for 2014. The effective income tax rates were 26.1% and 27.0% for the current and year-ago periods, respectively.

Balance Sheet

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Total assets were $1.8 billion at December 31, 2015, up $11.2 million or 0.6% from September 30, 2015. Loans (net of unearned income) and cash and cash equivalents increased $24.1 million or 2.6% and $12.6 million or 11.7%, respectively. Investment securities decreased $26.4 million or 4.3% and other real estate owned decreased $1.0 million or 4.5%.

Farmers Capital Bank Corporation   *   Page 5 of 7

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The increase in loans represents the third consecutive quarterly increase and the largest quarterly increase since the fourth quarter of 2007. Three larger-balance commercial real estate loans totaling $26.1 million in the aggregate drove the increase.

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The allowance for loan losses was $10.3 million or 1.08% of loans outstanding at December 31, 2015 compared with $11.3 million or 1.21% at September 30, 2015. Net loan charge-offs were $240 thousand for the current quarter, up $216 thousand from $24 thousand for the linked quarter. Net loan charge-offs as a percentage of outstanding loans were 0.03% in the current quarter.

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The decrease in the allowance reflects continued improvement in historical loss rates and overall credit quality. While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of decreases to the historical loss rates.

●

Nonperforming loans decreased $145 thousand or 0.4% during the quarter. The ratio of nonperforming loans to loans outstanding improved to 3.4% at December 31, 2015 compared to 3.5% at September 30, 2015. Other real estate owned was $21.8 million at year end, a decrease of $1.0 million during the quarter driven by a combination of sales activity and impairment charges to adjust carrying amounts to their estimated fair value less cost to sell.

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Total deposits were $1.4 billion at December 31, 2015, an increase of $12.5 million or 0.9% compared with September 30, 2015. Noninterest bearing deposit balances increased $11.9 million or 3.9%. Interest bearing deposits increased $671 thousand or 0.1%.

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Short-term borrowings were $34.4 million, a decrease of $404 thousand or 1.2% in the linked quarter comparison. The decrease is attributed to repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings were unchanged at $169 million.

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Shareholders’ equity was $176 million, an increase of $2.1 million or 1.2% for the quarter. The increase was due primarily to net income of $3.6 million. Accumulated other comprehensive income decreased $1.5 million or 35.8%, driven by a decrease in the after-tax unrealized gain related to the available for sale investment securities portfolio.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 22 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 6 of 7

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income	$15,172	$15,123	$15,671	$61,236	$64,352
Interest expense	2,118	2,158	2,341	8,641	10,153
Net interest income	13,054	12,965	13,330	52,595	54,199
Provision for loan losses	(722)	(898)	(1,572)	(3,429)	(4,364)
Net interest income after provision for loan losses	13,776	13,863	14,902	56,024	58,563
Noninterest income	5,573	5,689	5,767	22,211	23,273
Noninterest expenses	14,685	14,281	14,774	57,950	59,278
Income before income tax expense	4,664	5,271	5,895	20,285	22,558
Income tax expense	1,080	1,439	1,737	5,293	6,099
Net income	$3,584	$3,832	$4,158	$14,992	$16,459

Net income	$3,584	$3,832	$4,158	$14,992	$16,459
Less preferred stock dividends and discount accretion	-	-	377	395	1,927
Net income available to common shareholders	$3,584	$3,832	$3,781	$14,597	$14,532

Basic and diluted net income per common share	$.48	$.51	$.51	$1.95	$1.94

Averages
Loans, net of unearned interest	$940,634	$936,988	$940,981	$933,260	$968,489
Total assets	1,768,890	1,766,526	1,787,141	1,782,920	1,798,325
Deposits	1,358,729	1,368,246	1,383,578	1,381,148	1,392,884
Shareholders’ equity	174,418	169,931	177,817	174,124	176,888

Weighted average common shares outstanding – basic and diluted	7,497	7,495	7,487	7,494	7,483

Return on average assets	.80%	.86%	.92%	.84%	.92%
Return on average equity	8.15%	8.95%	9.28%	8.61%	9.30%

	December 31, 2015	September 30, 2015	December 31, 2014
Cash and cash equivalents	$120,493	$107,855	$100,914
Investment securities	585,813	612,199	630,116
Loans, net of allowance of $10,315, $11,277, and $13,968	948,960	923,868	917,975
Other assets	120,684	120,833	133,601
Total assets	$1,775,950	$1,764,755	$1,782,606

Deposits	$1,368,994	$1,356,468	$1,387,161
Federal funds purchased and other short-term borrowings	34,353	34,757	28,590
Other borrowings	169,250	169,085	168,694
Other liabilities	27,655	30,867	25,232
Total liabilities	1,600,252	1,591,177	1,609,677

Shareholders’ equity	175,698	173,578	172,929
Total liabilities and shareholders’ equity	$1,775,950	$1,764,755	$1,782,606

End of period tangible book value per common share[1]	$23.43	$23.14	$21.69
End of period per common share closing price	27.11	24.85	23.29

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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